FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT

I. PARTIES AND DATE.

This Amendment to Lease dated August 13, 2008, is by and between AJAY CHOPRA ("Landlord"), and eBUSINESS APPLICATION SOLUTIONS, INC., a New Jersey corporation ("Tenant").

II. RECITALS.

Landlord and Tenant are parties to that certain Commercial Lease Agreement dated as of July 1, 2007 (as amended or otherwise modified from time to time, the "Lease"), whereby Landlord leased to Tenant, and Tenant leased from Landlord, certain premises containing approximately 2,000 square feet (the "Premises") located at 44150 S. Grimmer Blvd., Fremont, California 94538;

Landlord and Tenant each desire to modify the Lease as set forth herein.

III. MODIFICATIONS.

A. Basic Terms. The Basic Terms are hereby amended as follows:

1. Item 1(e) is hereby deleted in its entirety and the following substituted in lieu thereof:

"e. Initial Term of Lease: Three (3) years plus any partial month if the Commencement Date is other than the first day of the applicable calendar month ("Initial Term")."

2. Item 1(f) is hereby deleted in its entirety and the following substituted in lieu thereof:

"f. Commencement Date of Lease: August 13, 2008 ("Commencement Date")."

3. Item 1(h) is hereby deleted in its entirety and the following substituted in lieu thereof:

"h. Permitted Use of Premises: Software Consultancy / Training and general office use and other lawful activities related thereto."

4. The below language shall be added as Lease Item 1(k):

"k. Expiration Date: August 31, 2011 ("Expiration Date")."

B. Definitions. The Definitions are hereby amended as follows:

1. Item 2(e) shall be deleted in its entirety and the following shall be substituted in lieu thereof:

"e. "Premises" means 2,000 square feet of office space at 44150 S. Grimmer Blvd., Fremont, CA 94538, as outlined in Exhibit A hereto."

C. Leased Premises. Leased Premises are hereby amended as follows:

1. Item 8 is hereby deleted in its entirety and the following substituted in lieu thereof:

> "8. Intentionally Omitted."

2. The last sentence in Item 9 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

> "However, in the event that any discontinuance or interruption is caused by the negligence or willful misconduct of Landlord and materially impairs Tenant's use of the Premises for the Permitted Use described in the Basic Lease Provisions, then (a) Tenant shall be entitled to an abatement of rent for each day of such discontinuance or interruption, proportional to the impairment of Tenant's use of the Premises, until utility service is restored or the Lease is terminated, and (b) Tenant shall be entitled to terminate this Lease on ten (10) days notice if such discontinuance or interruption, continues for a period of ten (10) days. In the event of a discontinuance or interruption of utility service to the Premises, Landlord agrees to cooperate with Tenant to mitigate such discontinuance or interruption and the impairment of Tenant's use and enjoyment of the Premises."

D. Term. Term is hereby amended as follows:

1. Item 11 is hereby deleted in its entirety and the following substituted in lieu thereof:

> "The initial term of the lease is three (3) years, commencing on the Commencement Date and expiring on the Expiration Date unless earlier terminated pursuant to the terms of this Lease."

2. Item 12 is hereby deleted in its entirety and the following substituted in lieu thereof:

> "12. Not later than four (4) months prior to the Expiration Date, Landlord shall give Tenant a notice (the "Landlord's Extension Offer") stating the terms pursuant to which Landlord would extend the term of this Lease for an additional three (3) years (the "Extension Term"). The Landlord's Extension Offer shall state the Base Rent for the Extension Term, which shall be equal to the Market Value, as defined in 14 below, provided that in no event shall the Base Rent at the beginning of the first Extension Term be less than four percent (4%) greater than the Base Rent in effect immediately prior to the Expiration Date. Within forty-five (45) days after the Landlord's Extension Offer, Tenant shall give Landlord written notice stating whether Tenant accepts or rejects the Landlord's Extension Offer."

3. Item 13 is hereby deleted in its entirety and the following substituted in lieu thereof:

> "13. If the Lease is extended as provided in 12 above, then not later than four (4) months prior to the last date of the Extension Term, Landlord shall give Tenant a second Landlord's Extension Offer, stating the Base Rent for a second Extension Term, which shall be equal to the Market Value, as defined in 14 below, provided that in no event shall the Base Rent at the beginning of the second Extension Term be less than four percent (4%) greater than the Base Rent in effect at the end of the first Extension Term. Within forty-five (45) days after the second

Landlord's Extension Offer, Tenant shall give Landlord written notice stating whether Tenant accepts or rejects the second Landlord's Extension Offer."

4. Item 14 is hereby deleted in its entirety and the following substituted in lieu thereof:

"14. For purposes of establishing the Base Rent for an Extension Term, 'Market Value' shall mean the market rent for the Premises at the time of the relevant Landlord's Extension Offer, as reasonably determined by Landlord. If Tenant rejects Landlord's determination of Market Value, then within twenty (20) days after Tenant's written response to the Landlord's Extension Offer, the parties shall arrange to have the Market Value determined by an experienced real estate broker mutually agreed upon by the parties. The broker will be required to determine the Market Value within twenty (20) days of his or her selection."

E. Rent. Rent is hereby amended as follows:

1. The final two sentences of Item 15 are hereby deleted in their entirety and the following substituted in lieu thereof:

"There will be no additional charge for the Parking.

Further, Tenant shall, commencing on the Commencement Date and thereafter throughout the Term, as additional rent, pay and discharge punctually after its receipt of the invoice from Landlord that Landlord received from the local taxing authority with respect to real estate taxes and special assessments for the Premises, as and when the same shall become due and payable, all real estate taxes, general and special assessments for the Premises, water rents, rates and charges, sewer rents and other governmental impositions and charges of every kind and nature whatsoever other than special or extraordinary assessments for capital improvements (collectively, "Taxes"). Landlord shall promptly deliver to Tenant a copy of each invoice from the local taxing authority with respect to the Taxes as soon as Landlord has received the same, and such invoice shall be paid by Tenant to the applicable local taxing authority prior to the last date on which such bill shall be payable without any assessment of a delinquency charge. Notwithstanding the foregoing, Tenant will have no obligation to pay any interest or penalties which may accrue or be assessed upon such unpaid amount as a result of Tenant not receiving a copy of such invoice from Landlord by such date. Landlord will be responsible for the payment of all such interest and penalties which may accrue or be assessed upon such unpaid amount as a result of Landlord's failure to provide such original invoice to Tenant by such date.

Tenant shall be deemed to have complied with the covenants of this Section 15 if payment of such Taxes shall have been made either within any period allowed by law or by the governmental authority imposing the same."

2. Item 16 is amended by adding, following the words "Base Rent," the words "in advance."

3. Item 17 is amended by adding the following at the end thereof:

"In the event that Tenant holds over and remains in possession of the Premises following the termination of the Lease, Tenant's tenancy shall be month-to-

month, on the same terms as this Lease except that the Base Rent shall be equal to 150% of the Base Rent in effect at termination of the Lease."

F. Use and Occupation. Use and Occupation is hereby amended as follows:

1. The second sentence of Item 18 is hereby deleted.

G. Default. Default is hereby amended as follows:

1. The following language shall be inserted at the beginning of Item 21:

"Notwithstanding anything in the Lease to the contrary, following ten (10) days notice,"

2. Each use of "10" in Item 22 is hereby deleted in its entirety and the following substituted in lieu thereof:

"thirty (30)"

3. Item 23(a) is hereby deleted in its entirety and the following substituted in lieu thereof:

"(a). a petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant pursuant to any federal or state statute (and, with respect to any such petition filed against it, Tenant fails to secure a stay or discharge thereof within ninety (90) calendar days after the filing of the same);"

4. Item 23(b) is hereby deleted in its entirety and the following substituted in lieu thereof;

"(b). if a receiver is appointed for the business, property, or revenues of the Tenant;"

H. Distress. Distress is hereby amended as follows:

1. Item 25 is hereby deleted in its entirety and the following substituted in lieu thereof:

"25. Intentionally Omitted."

I. Inspections. Inspections is hereby amended as follows:

1. Item 26 is hereby deleted in its entirety and the following substituted in lieu thereof:

"Landlord, its employees and agents, shall have the right to enter any part of the Premises, at all reasonable times during normal business hours after at least one days' prior notice (or anytime without notice in the event of an emergency), for the purpose of (i) examining or inspecting the same, (ii) showing the same to prospective or current purchasers or mortgagees, (iii) to prospective tenants during the final three (3) months of the applicable term, and (iv) making such repairs, alterations or improvements to the Premises and the Building as Landlord may deem reasonably necessary or desirable; provided, however, Landlord agrees that Tenant may establish reasonable security procedures (including requiring a representative of Tenant to accompany Landlord (and its

agents or invitees) during such inspections or visitations if such representation is provided so as to not unreasonably delay Landlord) for the purpose of, or in connection with, the protection of Tenant's property, trade secrets and other proprietary information. Without limitation of the foregoing, Landlord shall use commercially reasonable efforts to minimize the interference caused by Landlord's exercise of its rights under this Section 26 with the operation of Tenant's business."

J. Tenant Improvements. Tenant Improvements is hereby amended as follows:

1. Item 27 is hereby deleted in its entirety and the following substituted in lieu thereof:

"27. Notwithstanding anything in the Lease to the contrary, except as to structural improvements ("Structural Work") in and to the Building and other improvements located upon the Premises ("Improvements"), and any other improvement, repair or alteration which alters, demolishes, materially weakens, or impairs the structure of any Improvements located on the Premises (the "Other Major Work"), for which Landlord's written consent is required, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right, upon written notice to Landlord but without Landlord's written consent, to improve, alter, and renovate the Premises, at its sole cost and expense, in any manner which Tenant deems necessary or desirable to make the same fit and suitable for the conduct of its business operations, including without limitation painting, landscaping, decorating, installing partitions, floor coverings, and wall coverings, and installing equipment, machinery, modular docks, task lights, and office furniture ("Tenant's Alterations"). Tenant shall perform all work described in this Section 27 in accordance with all applicable laws, codes and ordinances, and in a good and workmanlike manner, and shall notify Landlord in advance of commencing such work and submit to Landlord written plans for any of Tenant's Alterations. Upon such written request, Landlord and Tenant shall determine in writing, within fifteen (15) days of such request, whether such alterations, improvements and/or additions constructed by Tenant, will be left upon the Premises (and whether such Tenant's Alterations shall become the property of Landlord), or Tenant will be required to remove such Tenant's Alterations at the expiration of the Term hereof, in which event Tenant shall promptly repair any damage caused by the removal of such Tenant's Alterations. If the parties do not agree within fifteen (15) days, Landlord shall decide, within the following three (3) business days, whether such Tenant Alterations will be left upon or removed (in accordance with the above terms) from the Premises at the expiration of the Term hereof."

K. Utilities and Other Charges. Utilities and Other Charges (Item 28) is hereby amended by adding the following to the end thereof: ", water service, sewer charges, trash removal, gardening, and all other services and utilities provided to the Premises, Building, and Common Areas and Facilities."

L. Landlord's Insurance. Landlord's Insurance (Item 35) is hereby amended by adding to the end thereof:

"Notwithstanding anything to the contrary in this Lease, Landlord shall not be required to maintain earthquake insurance on the Building."

M. Abandonment. Abandonment is hereby amended as follows:

1. The following shall be added following the final sentence in Item 37:

"Notwithstanding anything in the Lease to the contrary, Landlord's rights under this Section 37 are subject to Tenant's notice and cure rights available pursuant to the Default section of this Lease."

N. Registration. Item 41 is hereby deleted in its entirety and the following is substituted in lieu thereof:

"41. No Recordation. Neither this Lease nor any Memorandum of Lease shall be recorded without the prior written consent of the Landlord."

O. Estoppel Certificate and Acknowledgement. Estoppel Certificate and Acknowledgement is hereby amended as follows:

1. Item 42 is hereby deleted in its entirety and the following substituted in lieu thereof:

"Tenant and Landlord agree, at any time and from time to time, upon not less than ten (10) calendar days prior written notice by the other party, to execute, acknowledge and deliver to the other party, as appropriate, a statement in writing (i) certifying that this Lease is unmodified and in full force and effect, (or, if there have been modifications, stating such modifications); (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant; (iii) stating whether or not, to the best of such party's knowledge, the other party is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which such party may have knowledge; (iv) stating the address to which notices to such party should be sent; and (v) stating such other matters as Landlord or Tenant may reasonably request. Any such statement delivered pursuant hereto may be relied upon by any lending institution of Tenant, the owner of the Building, any prospective purchaser of the Building, any mortgagee or prospective mortgagee of the Building, or any prospective assignee of any such mortgagee."

P. Tenant's Indemnity. Tenant's Indemnity is hereby amended as follows:

1. The following language shall be added to the beginning of Item 44:

"Notwithstanding anything in Item 44, 45, 46, or 47 to the contrary, Tenant shall not be liable for any loss, injury, or damage caused by Landlord's gross negligence or willful misconduct."

Q. Liens. Liens is hereby amended as follows:

1. The first sentence of Item 48 is hereby deleted in its entirety and the following substituted in lieu thereof:

"If, because of any act or omission of Tenant or anyone claiming by, through or under Tenant, any mechanic's lien shall be filed against the Building, the Premises or against other property of Landlord (whether or not such lien is valid or enforceable as such), Tenant shall, at its own expense, cause the same to be discharged of record (by bonding or otherwise) within a reasonable time,

not to exceed thirty (30) calendar days after the date of the filing thereof (not subject to notice and/or opportunity to cure prior to failure constituting an event of default), and shall also indemnify Landlord and hold it harmless from any and all claims, losses, damages, judgments, settlements, costs and expenses, including reasonable attorneys' fees, resulting therefrom or by reason thereof."

R. Attorney Fees. Attorney Fees is hereby amended as follows:

1. Item 49 is hereby deleted in its entirety and the following substituted in lieu thereof:

"49. The non-prevailing party shall pay upon demand all costs, charges and expenses, including the reasonable fees and out of pocket expenses of counsel, agents and others retained by the prevailing party, incurred in litigation, arbitration or mediation in enforcing the non-prevailing party's obligations hereunder, and each party agrees to pay any such costs, charges or expenses, including the reasonable fees and out of pocket expenses of counsel, agents and others incurred by the other party in any litigation, arbitration or mediation."

S. Assignment and Subletting. Assignment and Subletting is hereby amended as follows:

1. Item 54 is hereby deleted in its entirety and the following substituted in lieu thereof:

"54.

(a) Subject to Sections 54(b) and (c), Tenant shall not assign this Lease or sublet the Premises, or any part thereof, without obtaining the prior written consent of Landlord, which consent shall not be unreasonably conditioned, withheld or delayed. Any attempted assignment or other transfer in violation of this Section 54 shall be null and void.

(b) Landlord agrees that the consent of Landlord shall not be required with respect to a Change of Control of Tenant or a sublease, license, or assignment to a Tenant Affiliate, which is defined as a person or entity controlling, under the control of, or under common control with Tenant. As used herein, "Change of Control" shall mean, with respect to Tenant, (1) the direct or indirect acquisition by merger, consolidation, business combination or otherwise by any Person or group or Persons of beneficial ownership or voting power of Tenant; (2) the direct or indirect acquisition by any Person or group of Persons of the power to direct or to cause the direction of the management or policies of Tenant or its business, whether through the ownership of voting securities, by contract or otherwise; or (3) the direct or indirect acquisition by any Person or group of Persons of all or substantially all of the assets of Tenant.

(c) In the event of any assignment of this Lease, Tenant shall, nevertheless, remain liable for the performance of all of the terms, conditions and covenants of this Lease. Tenant will not, however, following any assignment of this Lease to a transferee who is not a Tenant Affiliate be liable for any extension or renewal of the Lease that is entered into subsequent to such assignment or any modification that is entered into without Tenant's consent.

(d) At least fifteen (15) days prior to any proposed subletting or assignment for which Landlord's consent is required hereunder, Tenant shall submit to Landlord a statement seeking Landlord's consent and containing the name and

address of the proposed subtenant or Tenant, such financial information as Landlord requires as to the proposed transferee, the terms of the proposed sublease or assignment including the proposed date for possession for such subtenant or new tenant and, if only a portion of the Premises is proposed to be sublet, identification of the size and location of such portion (the "Request Notice"). It shall not be unreasonable for Landlord to refuse to consent to any proposed assignment or sublease if such refusal is based on Landlord's determination that the proposed transferee's financial status is inadequate or if the proposed use is inconsistent with the Permitted Use."

T. Tenant's Repairs and Alterations. Tenant's Repairs and Alterations is hereby amended as follows:

1. Item 58 is hereby amended by adding to the second sentence, following the words "subject to the Landlord's" the words:

"repair obligations pursuant to this Lease".

2. Items 60, 61, 62 and 65 are each hereby deleted in their entirety and the following substituted in lieu thereof:

"60. Intentionally Omitted."

"61. Intentionally Omitted."

"62. Intentionally Omitted."

"65. Intentionally Omitted."

U. Care and Use of Premises. Care and Use of Premises is hereby amended as follows:

1. The first sentence of Item 68 is hereby deleted in its entirety and the following is substituted in lieu thereof:

"Inoperable vehicles are not permitted in the Tenant's parking stall(s), and such vehicles shall be towed away at the Tenant's expense."

V. Surrender of Premises. Surrender of Premises is hereby amended as follows:

1. The third sentence of Item 74 is hereby deleted in its entirety and the following substituted in lieu thereof:

"If the Tenant abandons the Premises or if the Lease is terminated before the proper expiration of the term due to a default on the part of the Tenant, then following all applicable notice and cure periods, all trade fixtures and furnishings of the Tenant (whether or not attached in any manner to the Premises) will, except to the extent the Landlord requires the removal of such items, become and be deemed to be the property of the Landlord without indemnity to the Tenant and as damages in respect of such default but without prejudice to any other right or remedy of the Landlord."

2. The following shall be added immediately following the final sentence of Item 74:

"Notwithstanding anything in this Lease to the contrary, this Section 74 is Subject to the provisions of Section 27 hereto."

W. Hazardous Materials. Hazardous Materials is hereby amended as follows:

1. The following shall be added immediately following the final sentence of Item 75:

> "Tenant may use hazardous materials at the Premises if such use is ordinary and typical for the Permitted Use and in compliance with all applicable laws."

IV. GENERAL.

A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B. Entire Agreement. The Lease, including without limitation this Amendment embodies the entire understanding between Landlord and Tenant with respect to the subject matter hereof and can be changed only by a writing signed by Landlord and Tenant.

C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E. Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F. Notices. Notwithstanding anything to the contrary in Section 77 of the Lease, Tenant's address for notices shall be:

eBusiness Application Solutions, Inc.
44150 S. Grimmer Blvd.
Fremont, California 94538
Attention: Sateesh Jamakhandi
Facsimile: (510) 651-1551

with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Sean H. Porter, Esq.
Facsimile: (212) 698-3599

V. EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.

LANDLORD:

By ______________
AJAY CHOPRA

TENANT:

eBUSINESS APPLICATION SOLUTIONS, INC., a New Jersey corporation

By ______________

Printed Name Jessica Chopra

Title President

EXHIBIT A

Outline of Premises

44150 Grimmer Blvd
Fremont, Calif
6/30/06

AVEEVA
(unshaded)

EBAS
(Shaded)


WAREHOUSE
SHOWERS
WOMEN
MEN
BREAK ROOM
STORAGE
COMPUTER LAB
HALLWAY
OFFICE
TOILET
COFFEE
SERVER
LOBBY
WAITING
RECEPTION
CONFERENCE